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                                                                    EXHIBIT 23.3


                          [LEHMAN BROTHERS LETTERHEAD]






To the Board of Trustees and Shareholders of Insignia Properties Trust:


     We hereby consent to the use of our opinion letter dated October 1, 1998 to the Board of Trustees of Insignia Properties Trust (the "Company") attached as Annex B to the Company's and Apartment Investment and Management Company's Information Statement/Prospectus (the "Information Statement") and to the references to our firm in the Information Statement under the headings "Summary--Fairness Opinion of Financial Advisor," "Special Factors--Background of the IFG Merger," "Special Factors--Background of the Merger," and "Special Factors--Opinion of Financial Advisor to the IPT Board." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, and we do not thereby admit that we are experts with respect to any part of the Information Statement under the meaning of the term "expert" as used in the Securities Act.


                                             LEHMAN BROTHERS INC.



                                             By: /s/ MICHAEL REID
                                                -----------------------------

New York, New York
December 8, 1998